Exhibit 10.1

Published Deal CUSIP: 46131QAD9
Published Term Loan CUSIP: 46131QAE7

CREDIT AGREEMENT

Dated as of October 26, 2026

Among

INVESCO FINANCE, INC.,
as the Borrower
INVESCO LTD.,
as Parent
and
THE INITIAL LENDERS NAMED HEREIN,
as Initial Lenders
and
BANK OF AMERICA, N.A.,
as Administrative Agent

BofA SECURITIES, INC.,
CITIBANK, N.A.,
and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Bookrunners

CITIBANK, N.A.,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agents

-i-

-ii-

-iii-

SCHEDULES
Schedule I	List of Lending Offices
Schedule 1.01	Commitments
Schedule 4.01(b)	Subsidiaries
Schedule 4.01(d)	Required Authorizations
Schedule 4.01(i)	Disclosed Litigation
Schedule 5.02(a)	Existing Liens
Schedule 8.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS	Form of
Exhibit A	Note
Exhibit B	Advance Notice
Exhibit C	Assignment and Assumption
Exhibit D	Parent Guaranty
Exhibit E	Opinion of U.S. Counsel for the Borrower and the Parent
Exhibit F	Opinion of Bermuda Counsel for the Parent
Exhibit G	Compliance Certificate
-iv-

CREDIT AGREEMENT
This Credit Agreement (the “Agreement”) is entered into as of October 26, 2026 among Invesco Finance, Inc., a Delaware corporation (the “Borrower”), Invesco Ltd., an exempted company limited by shares and incorporated under the laws of Bermuda (the “Parent”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, and Bank of America, N.A. (“Bank of America”), as administrative agent (the “Administrative Agent” or “Agent”) for the Lenders (as hereinafter defined).
PRELIMINARY STATEMENT
WHEREAS, the Borrower has requested that the Lenders agree to provide a term loan credit facility, and the Lenders are willing to do so on the terms and subject to the conditions set forth herein, including, without limitation, the Guaranty of the Parent.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
Section 1.01Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Act” has the meaning specified in Section 8.15.
“Adjusted Debt” outstanding on any date means the sum, without duplication, of (a) the aggregate principal amount of all Debt of the Parent and its Subsidiaries, on a Consolidated basis, outstanding on such date of the kinds referred to in clauses (a), (c), (d), (e), (f) and (h) (exclusive in clause (h) of the Debt of the kind referred to in clauses (b) and (g)) of the definition of “Debt” and (b) the aggregate principal amount of all Debt of the Parent and its Subsidiaries, on a Consolidated basis, outstanding on such date of the kinds referred to in clause (i) of the definition of Debt that relates to Debt of other Persons of the kinds referred to in clauses (a), (c), (d), (e), (f) and (h) (exclusive in clause (h) of the Debt of the kind referred to in clauses (b) and (g)), of the definition of “Debt”; provided that Adjusted Debt shall not include Debt (“Designated Debt”) (limited to the portion thereof which would otherwise be included within Adjusted Debt and limited to the time periods set forth below) which is incurred by the Parent or its Subsidiaries for the purpose (as communicated to the Administrative Agent) of: (i) redeeming, repaying, repurchasing, retiring or otherwise refinancing other Debt of the Parent or its Subsidiaries which is stated to mature or become callable within twelve (12) months after the incurrence of such Designated Debt; (ii) purchasing (by tender or other arrangements) other Debt of the Parent or its Subsidiaries within six (6) months of the incurrence of such Designated Debt; or (iii) financing a portion of the purchase price for a publicly announced acquisition for which a binding acquisition agreement has been entered into and which is reasonably expected to occur within the next six (6) months, so long as: (A) in each case, (1) the proceeds thereof are maintained in escrow with the Administrative Agent, a Lender or an affiliate of a Lender (pursuant to escrow arrangements reasonably satisfactory to the Administrative Agent) and (2) such proceeds would only be released from such escrow to be applied to such redemption, repayment, repurchase, retirement, refinancing, purchase, or acquisition (or, in the event such transaction is not consummated, to repay such Designated Debt), and (B) in the case of any such Designated Debt related to an acquisition, (1) such Designated Debt may be prepaid by the Parent or its Subsidiaries, as applicable, in the event the acquisition is not consummated and (2) such Designated Debt shall only be so excluded until the earliest to occur of (x) six (6) months after the incurrence thereof, (y) the date on which such acquisition is consummated, or (z) fifteen (15) days after it is determined that such acquisition shall not be consummated. Notwithstanding anything to the contrary in this Agreement, for purposes of determining the amount of Adjusted Debt at any time, the consolidation of Excluded Consolidated Entities shall be disregarded.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 8.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Advance” means an advance by a Term Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Term SOFR Advance (each of which shall be a “Type” of Advance). All Advances shall be denominated in Dollars.
“Advance Notice” means a notice of (a) a Borrowing, (b) a Conversion of Advances from one Type to the other, or (c) a continuation of a Term SOFR Advance, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit B or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
“Applicable Margin for Base Rate Advances” means, as of any date, the greater of (i) 0.00% and (ii) the Applicable Margin for Term SOFR Advances less 1.00%.
“Applicable Margin for Term SOFR Advances” means, as of any date, the percentages per annum based upon the Debt Rating as set forth below:

Pricing Level	Debt Rating S&P/Moody’s/Fitch	Applicable Margin for Term SOFR Advances
1	>AA-/Aa3/AA-	0.975%
2	A+/A1/A+	1.100%
3	A/A2/A	1.225%
4	A-/A3/A-	1.350%
5	BBB+/Baa1/BBB+	1.475%
6	< BBB/Baa2/BBB	1.600%

Where,
“Debt Rating” means, as of any date of determination, the higher of the rating as determined by the Rating Agencies (collectively, the “Debt Ratings”) of (i) the Parent’s non-credit-enhanced, senior unsecured long-term debt, and (ii) Invesco Finance PLC’s non-credit-enhanced (except as guaranteed by any Loan Party or including any Loan Party as a co-borrower or co-issuer), senior unsecured long-term debt; in any case, provided that when calculating the Debt Rating for each of the Parent and Invesco Finance PLC, (a) if two Rating Agencies provide a rating for either entity, (i) if the respective Debt Ratings issued by such Rating Agencies differ by one level, then the higher of such Debt Ratings shall apply with respect to such entity (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 6 being the lowest) and (ii) if there is a split in Debt Ratings for either entity of more than one level, then the Debt Rating that is one level lower than the higher Debt Rating shall apply for such entity; (b) if all three Rating Agencies provide a Debt Rating for either entity, (i) if two or more of the Debt Ratings are at the same level for either entity, such Debt Rating shall apply for such entity and (ii) if each of the three Debt Ratings for either entity fall within different levels, then the Debt Rating that is in between the highest and lowest Debt Ratings shall apply for such entity; (c) if only one Debt Rating is provided for either entity, such Debt Rating shall apply for such entity; and (d) if no Debt Ratings exist for either entity, Pricing Level 6 shall apply.
Commencing on the Effective Date, the Applicable Margin for Term SOFR Advances shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 3.01(c)(ix). Thereafter, each change in the Applicable Margin for Term SOFR Advances resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means, collectively, BofA Securities, Inc., Wells Fargo Securities, LLC and Citibank, N.A., each in their respective capacities as a joint lead arranger and bookrunner.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.
“Audited Financial Statements” means the audited Consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2025 and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto, filed with the Securities and Exchange Commission.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” has the meaning specified in the recital of parties to this Agreement.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.09 hereof, then the Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.
“Base Rate Advance” means an Advance that bears interest based on the Base Rate. All Base Rate Advances shall be denominated in Dollars.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” has the meaning specified in the recital of parties to this Agreement.
“Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Term SOFR Advances, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.
“Capital Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capital leases.
“Cash Equivalents” means, at any time (a) debt issued or guaranteed by the United States government or any agency thereof, maturing not more than 90 days after such time, (b) commercial paper, maturing not more than 90 days from the date of issue, which is issued by a corporation (other than an Affiliate of the Parent) rated at least A-1 by S&P, F1 by Fitch or P-1 by Moody’s, (c) any certificate of deposit, maturing not more than 90 days after the date of issue, which is issued by a financial institution which is rated at least A- by S&P, A- by Fitch or A3 by Moody’s, and (d) investments in money market funds that invest substantially all of their assets in Cash Equivalents of the types described in clauses (a) through (c) above.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“CME” means CME Group Benchmark Administration Limited.
“Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 1.01 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.
“Compliance Certificate” means a compliance certificate in the form of Exhibit G attached hereto.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, Term SOFR or any proposed Successor Rate, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Consolidated” refers to the consolidation of accounts in accordance with GAAP. When the term “Consolidated” is used with respect to the Parent and its Subsidiaries, whether in a reference to Consolidated financial statements or in respect to the determination of an amount for the Parent and its Subsidiaries on a Consolidated basis or similar reference, the term “Subsidiaries” includes Excluded Subsidiaries and shall be deemed also to include each entity that is not otherwise a Subsidiary of the Parent, the accounts of which are required to be consolidated by the Parent pursuant to FASB ASC 810.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09, 2.10 or 2.13.
“Covered Entity” has the meaning specified in Section 8.22(b).
“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).
“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables and other current accruals incurred in the ordinary course of such Person’s business and payable on customary terms and (ii) earn-out obligations), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) (other than trade payables incurred in the ordinary course of such Person’s business and payable on customary terms), (e) all obligations of such Person as lessee under Capital Leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all net payment obligations of such Person in respect of Hedge Agreements on the date of determination, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through a written agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, but with respect to such Debt that is non-recourse, only to the extent of the lesser of the amount of such Debt or the fair market value of the property at the time of determination that is encumbered by such Lien, provided that, in no event shall “Debt” include any obligations of the Parent or any of its Subsidiaries incurred in connection with any securitization program described in Section 5.02(c)(ii). For purposes of clause (g) above, the amount of any net payment obligations in respect of Hedge Agreements on any date of determination shall be deemed to be the Hedge Termination Value thereof as of such date.
“Debt/EBITDA Ratio” means, as of any date of determination, the ratio of (a) (1) Adjusted Debt (excluding (i) Subsidiary Non-Recourse Debt, (ii) so long as the Parent and its Subsidiaries own 100% of the Office Equipment Sale and Leaseback Bonds, liabilities with respect to the Office Equipment Sale and Leaseback Lease, (iii) the Qualified Equity Portion of Qualified Securities to the extent such amount is otherwise included in Adjusted Debt and (iv) Permitted Unit Investment Trust Debt to the extent (A) such Permitted Unit Investment Trust Debt has not been outstanding for longer than five (5) consecutive Business Days after the incurrence thereof and (B) the assets of the unit investment trust Subsidiary incurring such Permitted Unit Investment Trust Debt equal or exceed the amount of such Permitted Unit Investment Trust Debt; provided, that if the assets of such unit investment trust Subsidiary do not equal or exceed the amount of such Permitted Unit Investment Trust Debt, the amount of Permitted Unit Investment Trust Debt included in the calculation of Adjusted Debt shall be limited to any such insufficient amount incurred as Adjusted Debt under Section 5.02(g)) less (2) all (but not more than $600,000,000) consolidated unrestricted cash and Cash Equivalents of the Borrower, the Parent, and any Subsidiaries of the Parent to the extent freely distributable (directly or indirectly) to the Borrower or the Parent in the ordinary course of business (net of any taxes or other deductions in connection with such distributions) (which cash and Cash Equivalents shall not, for the avoidance of doubt, include the proceeds of any Designated Debt), to (b) EBITDA (excluding for purpose of this calculation of EBITDA only that portion of EBITDA attributable to the net income, expenses, losses, charges and gains of each Special Purpose Subsidiary) for each period of four consecutive fiscal quarters of the Parent ended on or immediately prior to such time.
“Debt Rating” has the meaning specified in the definition of Applicable Margin for Term SOFR Advances.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Default Subsidiary” means (a) the Borrower, (b) each Finance Subsidiary, and (c) each other Subsidiary of the Parent to which (i) 10% of EBITDA is attributable on an individual basis (including any Equity Interest owned by such Subsidiary) for the four consecutive fiscal quarters of the Parent most recently ended or (ii) 10% of the Consolidated total assets of the Parent is attributable on an individual basis (including any Equity Interest owned by such Subsidiary), in each case, determined by reference to the financial statements most recently delivered pursuant to Section 5.01(h).
“Defaulting Lender” means, subject to Section 8.16(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Advances, within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower, or the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent, to confirm in writing to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the bankruptcy code of the United States or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of the courts of the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 8.16(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.
“Designated Debt” has the meaning specified in the definition of Adjusted Debt.
“Designated Jurisdiction” means any country that itself is specifically targeted by a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or any successor list maintained by, or as otherwise published from time to time by, OFAC.
“Disclosed Litigation” has the meaning specified in Section 4.01(i).
“Dollars” and the “$” sign each means lawful money of the United States of America.
“EBITDA” means, for any period, net income (or net loss) of the Parent and its Subsidiaries, on a Consolidated basis excluding consolidated investment products plus the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) extraordinary losses, (f) exceptional losses, (g) all non-cash charges exclusive of any non-cash charge to the extent it represents a reserve for cash expenditures in any future period, (h) unusual or otherwise non-recurring charges and losses, and (i) transaction fees, costs and expenses incurred in connection with any investments, acquisitions, dispositions, mergers, consolidations or amalgamations (whether or not consummated) not prohibited hereunder, and any debt financings or equity offerings (or any combination thereof) related thereto minus (w) extraordinary gains, (x) exceptional gains, in each case determined in accordance with GAAP for such period, (y) all non-cash gains exclusive of gains for which the Parent expects cash proceeds in a future period and (z) unusual or otherwise non-recurring gains; provided, that, for purposes of calculating EBITDA for the Parent and its Subsidiaries for any period, the EBITDA of any Person (or assets or division of such Person) acquired by the Parent or any of its Subsidiaries during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition occurred on the first day of such period).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” has the meaning specified in Section 3.01.
“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person), subject to such consents as may be required under Section 8.06(b)(iii); provided that notwithstanding the foregoing, “Eligible

Assignee” shall not include the Parent, the Borrower or any of the Parent’s Affiliates or Subsidiaries.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the shares (of whatever class) in the capital of such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of any of the foregoing, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of any Loan Party’s controlled group, or under common control with any Loan Party, within the meaning of Section 414 (b) or (c) of the Internal Revenue Code or, for purposes of Section 412 and 430 of the Internal Revenue Code, under Section 414(m) or (o) of the Internal Revenue Code.
“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) at the time when the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are applicable to any Loan Party or any ERISA Affiliate an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to a Plan within the following 30 days; (b) the filing by any Loan Party or any ERISA Affiliate of an application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan or Multiemployer Plan of a notice of intent to terminate such Plan or Multiemployer Plan pursuant to Section 4041 or 4041A of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA on the assets of any Loan Party or any ERISA Affiliate shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring any Loan Party or any ERISA Affiliate to provide security to such Plan pursuant to Section 436(f) of the Internal Revenue Code; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan, provided, however, that the event or condition set forth in Section 4042(a)(4) of ERISA shall be an ERISA Event only if the PBGC has notified any Loan Party or any ERISA

Affiliate that it has made a determination under such section or that it is considering termination of a Plan on such grounds.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.1
“Events of Default” has the meaning specified in Section 6.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Consolidated Entity” means any Person that is (a) an Excluded Subsidiary or (b) a Person not otherwise a Subsidiary of the Parent that is required to be consolidated with the accounts of the Parent pursuant to FASB ASC 810.
“Excluded Subsidiary” means any Person otherwise a Subsidiary of the Parent that is (a) an investment company, investment fund, investment vehicle or other Person for which the Parent or any of the Parent’s Subsidiaries is a sponsor, manager or adviser, (b) any direct or indirect Subsidiary of a Person described in the foregoing clause (a), or (c) any Subsidiary of the Parent that owns an interest directly or indirectly in any of the types of Persons described in clauses (a) or (b) above (including interests in the general partner, managing member or other similar entity of such Person) and has only nominal assets other than the interest in the Persons described in this clause (c), whether or not, in the case of each of clauses (a), (b) and (c), any of the foregoing are Consolidated in the Parent’s financial statements. For purposes of this definition, the term “Subsidiary”, as used herein, means a Subsidiary as defined in the first sentence of the definition thereof.
“Excluded Taxes” has the meaning specified in Section 2.15(a).
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letter” means (i) the letter agreement, dated October 13, 2026, among the Borrower, the Parent, the Administrative Agent and BofA Securities, Inc. and (ii) any other letter
1 The EU Bail-In Legislation Schedule may be found at https://www.lma.eu.com/pages.aspx?p=499.

agreement entered into among the Borrower, the Parent and any other Arranger on or prior to the Closing Date.
“Finance Subsidiary” means a Subsidiary that has no assets or operations other than those related to the issuance, administration and repayment of (a) Debt incurred or guaranteed by such Subsidiary and any Debt guaranteed by such Subsidiary’s parent company (whether or not such Debt constitutes a security) or (b) securities being registered by such Subsidiary and any other securities guaranteed by such Subsidiary’s parent company.
“Fitch” means Fitch, Inc. or any successor thereto.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable, subject to Section 1.03(b) hereof, to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation or territory, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantor” means the Parent.
“Guaranty” means the Parent Guaranty.
“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.
“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements.
“Incremental Commitments” has the meaning specified in Section 2.19(a).
“Incremental Commitment Agreement” has the meaning specified in Section 2.19(d).

“Incremental Commitment Effective Date” has the meaning specified in Section 2.19(e).
“Indemnifiable Taxes” has the meaning specified in Section 2.15(a).
“Initial Lenders” has the meaning specified in the recital of parties to this Agreement.
“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.
“Interest Period” means, for each Term SOFR Advance comprising part of the same Borrowing, the period commencing on the date of such Term SOFR Advance or the date of the Conversion of any Base Rate Advance into such Term SOFR Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Term SOFR Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period for each Term SOFR Advance shall be one, three or six months (in each case, subject to availability), as the Borrower may, upon notice received by the Administrative Agent not later than 1:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
(i)    the Borrower may not select any Interest Period that ends after the Termination Date;
(ii)    Interest Periods commencing on the same date for Term SOFR Advances comprising part of the same Borrowing shall be of the same duration;
(iii)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
(iv)    whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the United States Treasury regulations promulgated and administrative rulings issued thereunder.
“Invesco Finance PLC” means Invesco Finance PLC, a public company organized under the laws of England and Wales.
“Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 8.06.

“Lending Office” means, as to any Lender, the office or offices of such Lender specified opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Lien” means any lien, security interest or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
“Loan Documents” means this Agreement, the Notes and the Parent Guaranty.
“Loan Parties” means, collectively, the Borrower and the Guarantor (each individually, a “Loan Party”).
“Material Adverse Change” means any material adverse change in the business, financial condition, operations, performance or properties of the Parent and its Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations or properties of the Parent and its Subsidiaries taken as a whole, excluding any material adverse effect occurring in the economy or financial markets generally that does not otherwise have a disproportionate adverse effect on the Parent and its Subsidiaries taken as a whole compared to other participants in the Parent’s industry generally, (b) the rights and remedies of the Administrative Agent or any Lender under this Agreement or any Note or (c) the ability of the Borrower to perform its payment obligations under this Agreement or any Note.
“Maturity Date” means October 26, 2031.
“Moody’s” means Moody’s Ratings and any successor thereto.
“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Non-Loan Party Finco” means any Finance Subsidiary that, at the time of determination, is not a Loan Party.
“Note” means a promissory note made by the Borrower in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit A.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower of any proceeding under the bankruptcy code of the United States or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally naming the Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Office Equipment Sale and Leaseback” means the sale and leaseback transaction pursuant to which Invesco Group Services, Inc. sold furniture, fixtures, equipment and related personal property to be installed in its 1331 Spring Street NW, Atlanta, Georgia 30309 headquarters facility to The Atlanta Development Authority (d/b/a Invest Atlanta) for an aggregate price not in excess of $33,750,000 and then leased back such office equipment from The Atlanta Development Authority.
“Office Equipment Sale and Leaseback Bonds” means those certain taxable lease-purchase revenue bonds issued by The Atlanta Development Authority (d/b/a Invest Atlanta) for the purpose of financing the purchase by The Atlanta Development Authority of that certain furniture, fixtures, equipment and related personal property the subject matter of the Office Equipment Sale and Leaseback.
“Office Equipment Sale and Leaseback Lease” means the lease by Invesco Group Services, Inc. of that certain office equipment subject to the Office Equipment Sale and Leaseback from The Atlanta Development Authority (d/b/a Invest Atlanta).
“Other Taxes” has the meaning specified in Section 2.15(b).
“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.
“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
“Parent” has the meaning specified in the recital of parties to this Agreement.
“Parent Guaranty” means that certain Guaranty dated as of the date hereof executed and delivered by the Parent in favor of the Administrative Agent and the Lenders in substantially the form of Exhibit D, as amended, supplemented or otherwise modified from time to time.
“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
“Permitted Liens” means the following: (a) Liens for taxes, assessments or other governmental charges being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made and maintained in accordance with GAAP and past practices of the Parent and its Subsidiaries therefor and as to which any enforcement, collection, execution, levy or foreclosure proceeding which shall commence or have commenced could not reasonably be expected to result in a Material Adverse Effect; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and as to which any enforcement, collection, execution, levy or foreclosure proceeding which shall commence or have commenced could not reasonably be expected to result in a Material Adverse Effect; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security, (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property, or (iii) in connection with the cash collateralization of letters of credit permitted under Section 5.02(g)(iii); (d) any Liens securing attachments or judgments unless the judgment it secures results or has resulted in an Event of Default under Section 6.01(f); and (e) leases or subleases granted to others, easements, rights of way and other encumbrances on title to real property that, in the case of any property material to the operation of the business of the Parent and its Subsidiaries taken as a whole, do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.
“Permitted Unit Investment Trust Debt” means Debt of Invesco Capital Markets, Inc. or any other Subsidiary that is a sponsor of a unit investment trust, in an amount of up to $400,000,000 in the aggregate to support settlement obligations with The Depository Trust Company (or other Person performing similar clearing and/or settlement services) in connection with Invesco Capital Markets, Inc.’s or such other Subsidiary’s trading operations of a sponsored unit investment trust to the extent such trading operations are permitted by applicable Governmental Authorities.
“Person” means an individual, partnership, corporation (including a business trust), exempted company, joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Plan” means a Single Employer Plan or a Multiple Employer Plan.
“Platform” has the meaning specified in Section 5.01.
“Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times such Lender’s Pro Rata Share Percentage at such time.
“Pro Rata Share Percentage” means with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) obtained by dividing the principal amount of such Term Lender’s Term Loans at such time by the total amount of all Term Loans at such time. The initial Pro Rata Share Percentage of each Lender is set forth opposite the name of such

Lender on Schedule 1.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified Equity Percentage” means, with respect to a Qualified Security, the lowest percentage (whether specifically stated or implied through calculation) accorded equity treatment for such Qualified Security by either S&P or Moody’s, as determined by such rating agencies from time to time.
“Qualified Equity Portion of Qualified Securities” means at any time, the sum of the amounts obtained by multiplying (x) the amount of each Qualified Security by (y) the Qualified Equity Percentage at such time of such Qualified Security.
“Qualified Security” means any security issued by the Parent, the Borrower or Invesco Finance PLC that (i) has attributes of both debt and equity, (ii) is rated by both S&P and Moody’s, (iii) the proceeds of which are accorded a percentage of equity treatment by both S&P and Moody’s, (iv) matures after the Maturity Date, and (v) ranks in priority of repayment no higher than pari passu with, and is not structurally superior to, the senior credit facility provided to the Borrower under this Agreement and the other Loan Documents (including, without limitation, all of the Obligations) or to Invesco Finance PLC under the Revolving Credit Facility.
“Rating Agency” means Moody’s, S&P or Fitch, as applicable.
“Register” has the meaning specified in Section 8.06(c).
“Related Parties” means with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Repurchase” means the repurchase of $1,500,000,000 of 5.900% Fixed Rate Non-Cumulative Perpetual Series A Preference Shares of the Parent in accordance with the terms of the Repurchase Agreement.
“Repurchase Agreement” means that certain Preferred Share Repurchase Agreement dated as of October 23, 2026 by and between the Parent and Massachusetts Mutual Life Insurance Company.
“Required Lenders” means at any time Lenders owed greater than 50% of the then aggregate unpaid principal amount of the Advances owing to Lenders; provided that the portion of the aggregate unpaid principal amount of the Advances owing to or deemed owed to, and the Commitment of, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further that whenever there are two or more non-Defaulting Lenders, Required Lenders shall consist of not fewer than two non-Defaulting Lenders (and for purposes of the foregoing, Lenders that are Affiliates of one another shall be treated as a single Lender).
“Rescindable Amount” has the meaning as defined in Section 2.14(e).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the Parent or a Director of the Borrower and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent.
“Revolving Credit Facility” means that certain revolving credit facility provided to Invesco Finance PLC and guaranteed by the Parent pursuant to that certain Seventh Amended and Restated Credit Agreement dated as of May 16, 2025, among Invesco Finance PLC, as borrower, the Parent, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent, as such agreement may be amended, restated, amended and restated or otherwise modified from time to time, including any refinancings thereof.
“Same Day Funds” means immediately available funds.
“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml, or as otherwise published from time to time, (c) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (d) a Person named on the lists maintained by His Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, (e) a Person that is specifically named on a list maintained by any other relevant sanctions authority of a jurisdiction in which the Borrower or any of its Subsidiaries conduct business, or (f) (i) an agency of the government of, or an organization controlled by, a Designated Jurisdiction, to the extent such agency or organization is subject to a sanctions program administered by OFAC, or (ii) a Person located, organized or resident in a Designated Jurisdiction, to the extent such Person is subject to a sanctions program administered by OFAC.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Laws” means the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.
“Significant Subsidiary” means (a) the Borrower, (b) each Finance Subsidiary, and (c) each other Subsidiary of the Parent that (i) is organized under the laws of the United States or any political subdivision thereof or (ii) is an operating Subsidiary of the Parent or a Subsidiary of the Parent that directly or indirectly owns an operating Subsidiary of the Parent.
“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than any Loan Party and the ERISA Affiliates.
“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).
“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Special Purpose Subsidiary” means a Subsidiary created or acquired, and wholly owned, directly or indirectly, by the Parent whose primary business is investing in real estate properties or other investment assets, the acquisition of which properties or assets are financed in whole, or in part, with Subsidiary Non-Recourse Debt, and whose primary assets consist of such real estate properties and other investment assets.
“Subsidiary” of any Person means any corporation, limited liability company, partnership, joint venture, trust or estate of which (or in which) more than 50% of (a) in the case of a corporation, the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) in the case of a limited liability company, partnership or joint venture, the interest in the capital or profits of such limited liability company, partnership or joint venture and (c) in the case of a trust or estate, the beneficial interest in such trust or estate, and, in each instance of (a), (b) and (c) above is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. Unless otherwise specified, all references to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent but shall exclude any Person that is otherwise a Subsidiary but also an Excluded Subsidiary.
“Subsidiary Non-Recourse Debt” means with respect to all Special Purpose Subsidiaries of the Parent, Debt incurred by such Special Purpose Subsidiaries, (i) the proceeds of which are used to finance the acquisition of real estate properties and other investment assets by such Special Purpose Subsidiary, (ii) that is not guaranteed by the Borrower, Invesco Finance PLC or the Parent, and (iii) where recourse for repayment of such Debt is contractually limited to such

Special Purpose Subsidiary and the specific real estate properties or other investment assets of such Special Purpose Subsidiary financed with the proceeds thereof.
“Successor Rate” has the meaning specified in Section 2.09(b).
“Taxes” has the meaning specified in Section 2.15(a).
“Term Facility” means, at any time, (a) on or prior to the Effective Date, the aggregate amount of the Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.
“Term Lender” means (a) at any time on or prior to the Effective Date, any Lender that has a Commitment at such time and (b) at any time after the Effective Date, any Lender that holds Term Loans at such time.
“Term Loan” means an advance made by any Term Lender under the Term Facility.
“Term SOFR” means:
(a)    for any Interest Period with respect to a Term SOFR Advance, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and
(b)    for any interest calculation with respect to a Base Rate Advance on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto;
provided that if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.
“Term SOFR Advance” means an Advance that bears interest at a rate based on clause (a) of the definition of Term SOFR.
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“Termination Date” means the earlier of (i) the Maturity Date and (ii) the date the Advances and the Notes are accelerated (i.e., declared, together with all interest thereon and all other amounts payable under this Agreement, to be forthwith due) pursuant to Section 6.01.
“Total Commitment” means, at any time, the aggregate amount of the Lenders’ Commitments at such time.

“Type” has the meaning specified therefor in the definition of Advance.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.
“U.S. Person” means any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.
“VAT” means any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and any other tax of a similar nature, wherever imposed.
“Voting Stock” means capital stock issued by a corporation, shares (of whatever class) issued by an exempted company, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.03Accounting Terms.
(a)Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
(b)Changes in GAAP. Except as otherwise provided in the last sentence of this clause (b), if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower and the Parent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding anything herein to the contrary, any lease that is characterized as an operating lease in accordance with GAAP after the Parent’s adoption of FASB ASC 842 (regardless of the date on which such lease has been entered into) shall not be a capital or finance lease, and any such lease shall be, for all purposes of this Agreement, treated as though it were reflected on the Parent’s consolidated financial statements in the same manner as an operating lease would have been reflected prior to the Parent’s adoption of FASB ASC 842.
Section 1.04[Reserved].
Section 1.05Division. Any reference herein to a merger, consolidation, amalgamation, conveyance, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, conveyance, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person).
Section 1.06Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES
Section 2.01The Advances. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrower on the Effective Date in an amount not to exceed such Term Lender’s Commitment. The Borrowing on the Effective Date shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Commitments. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.
Section 2.02Making the Advances. (a) Each Borrowing shall be made on notice to the Administrative Agent, which may be given by (1) telephone or (2) an Advance Notice; provided that any telephone notice must be confirmed promptly by delivery to the Administrative Agent of an Advance Notice. Each such Advance Notice must be received not later than (x) 1:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Term SOFR Advances, or (y) 1:00 P.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof. Each Lender shall, before 3:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its applicable Lending Office to the Administrative Agent at the Administrative Agent’s Office, in Same Day Funds, such Lender’s Pro Rata Share of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s address referred to in Section 8.02.
(b)    Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Term SOFR Advances for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Lenders to make Term SOFR Advances shall then be suspended pursuant to Section 2.09 or 2.13 and (ii) the Term SOFR Advances may not be outstanding as part of more than five separate Borrowings.
(c)    Each Advance Notice shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Advance Notice specifies is to be comprised of Term SOFR Advances the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Advance Notice for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
(d)    Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, but shall have no obligation to, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate. If such Lender shall repay to the Administrative Agent such corresponding amount such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement, and thereafter, the Borrower’s obligation to repay such amount to the Administrative Agent in accordance with this subsection (d) shall no longer be required; provided that the Borrower shall not be relieved of its obligation to pay the interest on such amount referred to herein unless and only to the extent that such Lender has paid the interest on such amount referred to herein.
(e)    The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
(f)    With respect to SOFR or Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
Section 2.03[Reserved].
Section 2.04[Reserved].
Section 2.05Agent’s Fees. The Borrower shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the Borrower and the Administrative Agent, including without limitation in the applicable Fee Letter.
Section 2.06Termination or Reduction of the Commitments. The aggregate Commitments shall be automatically and permanently reduced to zero on the Effective Date upon the making of the Advance pursuant to Section 2.01.
Section 2.07Repayment of Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders the aggregate principal amount of all Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.11):

Date	Amount
October 26, 2029	$37,500,000
January 26, 2030	$37,500,000
April 26, 2030	$37,500,000
July 26, 2030	$37,500,000
October 26, 2030	$37,500,000
January 26, 2031	$37,500,000
April 26, 2031	$37,500,000
July 26, 2031	$37,500,000

provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Termination Date applicable to the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

Section 2.08Interest on Advances.
(a)Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
(i)Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin for Base Rate Advances in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
(ii)Term SOFR Advances. During such periods as such Advance is a Term SOFR Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) Term SOFR for such Interest Period for such Advance plus (y) the Applicable Margin for Term SOFR Advances in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Term SOFR Advance shall be Converted or paid in full.
(b)Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a) or (e), the Borrower shall pay interest on, to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on the applicable Advance pursuant to Section 2.08(a) above.
Section 2.09Interest Rate Determination.
(a)If in connection with any request for a Term SOFR Advance or a conversion of Base Rate Advance to Term SOFR Advance or a continuation of any of such Advances, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 2.09(b), and the circumstances under clause (i) of Section 2.09(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Advance or in connection with an existing or proposed Base Rate Advance, as applicable, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Advance for any determination date(s) with respect to a proposed Advance does not adequately and fairly reflect the cost to such Lenders of funding such Advance, the Administrative Agent will promptly so notify the Borrower and each Lender.
Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Advances, or to convert Base Rate Advances to Term SOFR Advances shall be suspended (to the extent of the affected Term SOFR Advances or Interest Periods or determination date(s), as applicable), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 2.09(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.
Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Advances (to the extent of the affected Term SOFR Advances or Interest Periods or determination date(s), as applicable) or, failing that, will be deemed to have converted such request into a request for a Borrowing consisting of Base Rate Advances in the amount specified therein and (ii) any outstanding Term SOFR Advances shall be deemed to have been converted to Base Rate Advances immediately at the end of their respective applicable Interest Period.
(b)Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:
(i)adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);
then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).
If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 2.09(b)(i) or (b)(ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 2.09 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.
Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0%, the Successor Rate will be deemed to be 0% for the purposes of this Agreement and the other Loan Documents.
In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
For purposes of this Section 2.09, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Advances in Dollars shall be excluded from any determination of Required Lenders.
Section 2.10Optional Conversion of Advances. The Borrower may on any Business Day and subject to the provisions of Sections 2.09 and 2.13, upon notice given to the Administrative Agent, which may be given by (a) telephone or (b) an Advance Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of an Advance Notice, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Term SOFR Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Term SOFR Advances, any Conversion of Base Rate Advances into Term SOFR Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Advances shall result in more separate Term SOFR Borrowings than permitted under Section 2.02(b). Each such Advance Notice must be received by the Administrative Agent not later than 1:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion. If the Borrower fails to timely request a continuation of Term SOFR Advances, such Advances shall be continued as Term SOFR Advances with an Interest Period of one month.
Section 2.11Prepayments of Advances.
(a)Optional Prepayments. The Borrower may, upon notice to the Administrative Agent, which must be in a form reasonably acceptable to the Administrative Agent, stating the proposed date, the aggregate principal amount of the prepayment and the Borrowing to which such prepayment is to be applied, given not later than 1:00 P.M. (New York City time) on the third Business Day prior to the date of such proposed prepayment, in the case of Term SOFR Advances, and not later than 1:00 P.M. (New York City time) on the day of such proposed prepayment, in the case of Base Rate Advances, and if such notice is given the Borrower shall prepay such Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid, with such prepayment to be made in Dollars; provided, however, that in the event of any such prepayment of a Term SOFR

Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c); provided, further, that any such prepayment notice may state that such notice is conditioned on the occurrence of a refinancing of all or any portion of the Advances or the occurrence of any other event which would have provided the cash proceeds for such prepayment, in which case such notice may be revoked (subject to payment of any amounts, if any, required pursuant to Section 8.04(c)) by the Borrower (by notice to the Administrative Agent at least one Business Day prior to the date of such prepayment specified in the applicable prepayment notice) if such condition is not satisfied. Each prepayment of the outstanding Advances pursuant to this Section 2.11(a) shall be applied to the principal repayment installments of the Term Facility in the forward order of maturity.
(b)Hedge Agreements. All Hedge Agreements, if any, between the Borrower and any Lender or its affiliates are independent agreements governed by the written provisions of such Hedge Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in terms of this Agreement or the Notes, except as otherwise expressly provided in said written swap agreements, and any payoff statements from the Administrative Agent relating to this Agreement shall not apply to said Hedge Agreements, except as otherwise expressly provided in such payoff statement.
Subject to Section 8.16, each prepayment pursuant to this Section 2.11 shall be applied to the Advances of the Lenders in accordance with their respective Pro Rata Share Percentages.
Section 2.12Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;
(ii)subject the Administrative Agent or any Lender to any Taxes (other than Indemnifiable Taxes and Excluded Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender any other condition, cost or expense affecting this Agreement or Term SOFR Advances made by such Lender or any participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Advance (or of maintaining its obligation to make any such Advance) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clauses (a) or (b) of this Section 2.12 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.12 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 2.13Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Advances whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Term SOFR Advances or to convert Base Rate Advances to Term SOFR Advances shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Advances the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Advances of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Advances of such Lender to Base Rate Advances (the interest rate on which Base Rate Advances of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), in the case of Term SOFR Advances, on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Advance to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Advance and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.12.
Section 2.14Payments Generally and Computations.
(a)General. All payments hereunder and under the Notes to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. The Borrower shall make each payment hereunder and under the Notes not later than 2:00 P.M. (New York City time) on the day when due in Dollars. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest ratably (other than amounts payable pursuant to Section 2.12, 2.15 or 8.04(c)) to the Lenders for the account of their respective applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.06(c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b)All computations of interest based on the Base Rate (including in each case where the Base Rate is determined by reference to Term SOFR) or the Federal Funds Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on Term SOFR (other than in any case where the Base Rate is determined by reference to Term SOFR), shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Advances upon determination of such interest rate. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(c)Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that, if such extension would cause payment of interest on or principal of Term SOFR Advances to be made in the next following calendar month, or cause any payment of interest on or principal of Advances to be made after the Maturity Date, such payment shall be made on the next preceding Business Day.
(d)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.
(e)With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(f)A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.14 shall be conclusive, absent manifest error.
Section 2.15Taxes.
(a)Except as otherwise required by law, any and all payments by the Borrower hereunder, under the Notes or under any other Loan Document issued hereunder shall be made, in accordance with Section 2.14, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings imposed or asserted by any taxation authority and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges, withholdings, and liabilities in respect of payments hereunder, under the Notes or under any other Loan Document, along with any penalties, additions to tax, interest and reasonable expenses arising therefrom or with respect thereto (whether or not correctly or legally imposed or asserted by the relevant taxing authority), collectively being hereafter referred to as “Taxes”), excluding, in the case of payments made to any Lender or the Administrative Agent the following (collectively, “Excluded Taxes”) (A) Taxes imposed on or measured by its net income (however denominated), and franchise Taxes, branch Taxes, Taxes on doing business and Taxes measured by or imposed upon its capital or net worth, in each case imposed as a result of such Lender (and/or such Lender’s applicable Lending Office) or the Administrative Agent being organized under the laws of, or being a legal resident of, or having a fixed place of business or a permanent establishment or doing business in, or as a result of any present or former connection between such Lender or the Administrative Agent with the jurisdiction imposing such Tax (other than any such connection arising solely from such Lender (and/or such Lender’s applicable Lending Office) or the Administrative Agent having executed, delivered or performed its obligations, or having received a payment, or having enforced its rights and remedies, under this Agreement or any of the other Loan Documents), (B) United States branch profits tax or any similar tax imposed by any jurisdiction in which the Borrower is located, (C) in the case of a Lender organized under the laws of a jurisdiction outside the United States, any United States withholding tax that is required to be imposed on amounts payable to such Lender pursuant to applicable laws in force at the time such Lender becomes a party hereto (or designates a new applicable Lending Office), (D) as provided in Section 2.15(f), and (E) any tax imposed by FATCA (any Taxes other than Excluded Taxes hereinafter referred to as “Indemnifiable Taxes”). If the Borrower shall be required by law to deduct any Indemnifiable Taxes from or in respect of any sum payable hereunder, under any Note issued hereunder or under any other Loan Document to any Lender or the Administrative Agent or, if the Administrative Agent shall be required by law to deduct any Indemnifiable Taxes from or in respect of any sum paid or payable hereunder, under any Note or under any other Loan Document to any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions for Indemnifiable Taxes (including deductions for Indemnifiable Taxes, whether by the Borrower or the Administrative Agent, applicable to additional sums payable under this Section 2.15) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower (or, as the case may be and as required by applicable law, the Administrative Agent) shall make such deductions and (iii) the Borrower (or, as the case may be and as required by applicable law, the Administrative Agent) shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
(b)In addition, the Borrower shall timely pay in accordance with applicable laws any present or future stamp or documentary taxes or any other excise (other than income) or property taxes, charges or similar levies that arise from any payment made hereunder, under the Notes or under any other Loan Document or from the execution, delivery or registration of, or performing under this Agreement, the Notes, any other Loan Document or any document to be furnished under or in connection with any thereof or any modification or amendment in respect of this Agreement, the Notes or any other Loan Document (hereinafter referred to as “Other Taxes”); provided that for the avoidance of doubt, the Taxes imposed by FATCA shall not be treated as Other Taxes.
(c)The Borrower shall indemnify each Lender and the Administrative Agent for the full amount of Indemnifiable Taxes or Other Taxes imposed on or paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and reasonable expenses) (including Indemnifiable Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor, whether or not such Indemnifiable Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.
(d)Within 30 days after the date of any payment of Indemnifiable Taxes under Section 2.15(a) by the Borrower, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment to the extent such receipt is received by the Borrower, or other written proof of payment reasonably satisfactory to the Administrative Agent showing payment thereof.
(e)Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by the Borrower shall provide each of the Administrative Agent and the Borrower with (i) two original Internal Revenue Service Form W-8BEN, or W-8BEN-E, as applicable, W-8ECI, or W-8IMY as appropriate, or any successor or other form prescribed by the Internal Revenue Service or reasonably requested by the Borrower or the

Administrative Agent, certifying that such Lender is exempt from United States withholding tax and (ii) to the extent that any such form or other certification becomes obsolete with respect to any Lender, such Lender shall, upon the written request of the Borrower to such Lender and the Administrative Agent, promptly provide either an updated or successor form or certification to the Borrower and the Administrative Agent unless, in each case, any change in treaty, law or regulation has occurred after the date such Lender becomes a party hereunder which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements. If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For the avoidance of doubt, for purposes of determining withholding Taxes imposed under FATCA, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i). Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(f)For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in Section 2.15(e) (other than if the Borrower has failed to timely request with reasonable notice any appropriate renewal, successor or other form or if any such form otherwise is not required under subsection (e)) or for which any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.06(d)(iii) relating to the maintenance of a Participant Register are required to be paid, such Lender shall not be entitled to indemnification under Section 2.15(a) or (c) with respect to Indemnifiable Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Indemnifiable Taxes or United States withholding Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Indemnifiable Taxes or United States withholding Taxes.
(g)If a condition or an event occurs which would, or would upon the passage of time or giving notice, result in the payment of any additional amounts pursuant to this Section 2.15, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable Lending Office if the making of such a change or assignment would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
(h)If the Administrative Agent or any Lender, in its sole opinion exercised in good faith, determines that it has finally and irrevocably received or been granted a refund in respect of any Indemnifiable Taxes or Other Taxes as to which indemnification has been paid by the Borrower pursuant to Section 2.15(a) or (c), it shall promptly remit such refund to the Borrower, net of all out-of-pocket expenses of the Administrative Agent or such Lender; provided, however, that the Borrower upon the request of the Administrative Agent or such Lender, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority. The Administrative Agent or such Lender shall provide the Borrower with a copy of any notice or assessment from the relevant taxing authority (deleting any confidential information contained therein) requiring the repayment of such refund. Nothing contained herein shall impose an obligation on the Administrative Agent or any Lender to apply for any refund or to disclose to any party any information regarding their proprietary information regarding tax affairs and computations. If the Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded hereunder, the relevant Lender or the Administrative Agent, as applicable, to the extent permitted by law, rule or regulation, shall reasonably cooperate with the Borrower in challenging such Taxes at the Borrower’s expense if so requested by the Borrower in writing. If any Indemnifiable Taxes or Other Taxes are imposed that result in an indemnification or payment obligation on the Borrower, the Borrower shall be entitled to challenge or dispute the imposition of such Indemnifiable Taxes or Other Taxes with the applicable taxing authority in an appropriate proceeding diligently conducted, and the Borrower shall be permitted to control such proceeding, including as to settlement.
(i)If a Lender changes its applicable Lending Office (other than pursuant to subsection (g) above or Section 2.12 or 2.13) and the effect of such change, as of the date of such change, would be to cause the Borrower to become obligated to pay any additional amounts under this Section 2.15, the Borrower shall not be obligated to pay such additional amount.
(j)A certificate of a Lender setting forth such amount or amounts as shall be necessary to compensate such Lender specified in Section 2.15(a), (b), or (c) above, as the case may be, and identifying with reasonable specificity the basis for calculation of such amount or amounts, shall be delivered to the Borrower and the Administrative Agent and shall be conclusive absent manifest error.
(k)The obligations of a Lender under this Section 2.15 shall survive the termination of this Agreement and the payment of the Advances and all other Obligations hereunder.
(l)Where the Guarantor is required under any provision of this Agreement or any other Loan Document issued hereunder to reimburse or indemnify the Administrative Agent and/or any Lender for any cost or expense, then, notwithstanding any provision to the contrary, the amount payable shall not include any amount or amounts in respect of VAT to the extent that the recipient reasonably determines that it or any of its Affiliates is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
Section 2.16Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.12, 2.15 or 8.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. Notwithstanding the foregoing, the provisions of this Section shall not be construed to apply to any payment that is in excess of such Lender’s ratable share made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including those provisions providing for the application of funds when a Defaulting Lender exists).
Section 2.17Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds on or within one Business Day of the Effective Date) (a) to finance the Repurchase and (b) to pay costs and expenses in connection therewith.

Section 2.18[Reserved].
Section 2.19Increase in Commitments.
(a)Request for Incremental Commitments. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower shall have the right at any time and from time to time to increase any existing Commitments by requesting new term loan commitments to be added to such existing Commitments (the “Incremental Commitments”); provided that no Incremental Commitment can result in the sum of the aggregate amount of all outstanding Advances plus the aggregate amount of the Total Commitments exceeding, at the time, $2,000,000,000; provided further that each request for an Incremental Commitment shall be in a minimum amount of $10,000,000.
(b)Elections to Increase. Each Lender and, as applicable, each Eligible Assignee, shall notify the Administrative Agent within such time period whether or not it agrees to participate in such increase and, if so, by the amount thereof. Any Lender or Eligible Assignee not responding within such time period shall be deemed to have declined to participate in such requested increase.
(c)Notification by Administrative Agent. The Administrative Agent shall notify the Borrower, each Lender and, as applicable, each Eligible Assignee of the Lenders’ and such Eligible Assignees’ responses to each request made hereunder. Each Eligible Assignee invited to participate in such requested increase, and which agrees to do so, shall become a Lender under this Agreement pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(d)Incremental Commitment Agreement. Any Incremental Commitment shall be effected by an agreement (the “Incremental Commitment Agreement”) executed by the Borrower, the Administrative Agent and each applicable Lender making such Incremental Commitment. The Incremental Commitment Agreement may, without the consent of any other Lender, effect such amendments or other modifications to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.19.
(e)Conditions to Effectiveness of Increase. The effectiveness of any Incremental Commitment shall be subject to the satisfaction or waiver of each of the following conditions (the date of the satisfaction or waiver of such conditions, the “Incremental Commitment Effective Date”): (i) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Incremental Commitment Effective Date (in sufficient copies for each Lender (including any Eligible Assignee that becomes a Lender pursuant to this Section 2.19)) signed by an authorized signatory of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase (which, with respect to any such Loan Party, may, if applicable, be the resolutions entered into by such Loan Party in connection with the incurrence of the Obligations on the Effective Date), and (y) in the case of the Borrower, certifying that, immediately before and after giving effect to such increase, (A) the representations and warranties contained in Article IV and the other Loan Documents are true and correct in all material respects on and as of the Incremental Commitment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.19, the representations and warranties contained in Section 4.01(f) shall be deemed to refer to the most recent statements furnished pursuant to Section 5.01(h), and (B) no Default exists or will result from the Incremental Commitments, (ii) upon the reasonable request of any Lender made at least 5 days prior to the Incremental Commitment Effective Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act, and (iii) at least 5 days prior to the Incremental Commitment Effective Date, to the extent that the Borrower or the Parent qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, such Person shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to the Borrower and/or the Parent, as applicable.

(f)Conflicting Provisions. This Section shall supersede any provisions in Section 2.16 or 8.01 to the contrary.
ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING
Section 3.01Conditions Precedent to Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) that the following conditions precedent have been satisfied:
(a)The Borrower shall have paid all fees and expenses of the Administrative Agent and the Lenders payable hereunder and accrued as of the Effective Date (including the accrued fees and expenses of counsel to the Administrative Agent to the extent invoiced at least two Business Days prior to the Effective Date, plus such additional amounts of such fees and expenses as shall constitute a reasonable estimate of such fees and expenses incurred or to be incurred through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent)).
(b)On the Effective Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a duly authorized Responsible Officer of the Borrower, dated the Effective Date, stating that:
(i)the representations and warranties contained in Section 4.01 are correct in all material respects (or, with respect to representations and warranties modified by materiality standards, in all respects) on and as of the Effective Date, before and after giving effect to the Borrowings to occur on the Effective Date and to the application of the proceeds therefrom, as though made on and as of such date except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been correct in all material respects (or, with respect to representations and warranties modified by materiality standards, in all respects) on and as of such earlier date (other than in the case of the representations and warranties made in Section 4.01(d), which shall be correct in all material respects on and as of the Effective Date as though made on and as of such date, without regard to any earlier date referenced therein); and
(ii)no event has occurred and is continuing, or would result from the Borrowing on the Effective Date, that constitutes a Default.
(c)The Administrative Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Administrative Agent and (except for the Notes) in sufficient copies for each Lender:
(i)Executed counterparts of this Agreement from all parties hereto.
(ii)If requested by a Lender, a Note payable to the order of such Lender, in a principal amount equal to each such Lender’s Commitment.
(iii)Certified copies of the resolutions of the Board of Directors (or committee thereof) of the Borrower and the Guarantor approving this Agreement, the Notes and the Guaranty to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to this Agreement, the Notes and each Guaranty.
(iv)A certificate of a Director, the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers or directors of such Loan Party authorized to sign the Loan Documents to which it is a party and the other documents to be delivered hereunder.

(v)The Parent Guaranty duly executed by the Parent.
(vi)An opinion of Alston & Bird LLP, counsel for the Loan Parties, in substantially the form of Exhibit E attached hereto.
(vii)An opinion of Appleby (Bermuda) Limited, Bermuda counsel for the Parent, in substantially the form of Exhibit F attached hereto and to such other matters as any Lender through the Administrative Agent may reasonably request.
(viii)An acceptance of the appointment of the Process Agent (as such term is defined in Section 8.12) for the Parent.
(ix)A certificate signed by the chief financial officer of the Parent certifying the current Debt Ratings.
(x)An Advance Notice in accordance with the requirements hereof.
(d)Upon the reasonable request of any Lender made at least 10 days prior to the Effective Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act, in each case at least 5 days prior to the Effective Date and at least 5 days prior to the Effective Date, to the extent that the Borrower or the Parent qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, such Person shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to the Borrower and/or the Parent, as applicable.
(e)The Administrative Agent shall have received evidence that the Repurchase Agreement is in final form and all necessary steps that can be taken prior to the initial Borrowings hereunder shall have been consummated.
Section 3.02Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Administrative Agent shall promptly notify the Lenders and the Borrower of the occurrence of the Effective Date.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
Section 4.01Representations and Warranties of the Parent and the Borrower. Each of the Parent and the Borrower represents and warrants as follows:
(a)Each Loan Party (i) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) is duly qualified and in good standing in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed is not reasonably likely to have a Material Adverse Effect and (iii) has all requisite power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted except where failure to possess such power or authority is not reasonably likely to have a Material Adverse Effect.

(b)Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of the Parent as of the Effective Date, showing as of such date (as to each such Subsidiary) the jurisdiction of its incorporation or organization. All of the outstanding capital stock of all such Subsidiaries has been validly issued, is fully paid and non-assessable and, other than directors’ qualifying shares, is owned by the Parent or one or more of its Subsidiaries free and clear of all Liens (other than Permitted Liens). The Borrower has no Subsidiaries as of the Effective Date. Each such Subsidiary (i) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) is duly qualified and in good standing in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed is not reasonably likely to have a Material Adverse Effect and (iii) has all requisite power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted except where failure to possess such power or authority is not reasonably likely to have a Material Adverse Effect.
(c)The execution, delivery and performance by each Loan Party of this Agreement, the Notes and each other Loan Document to which it is or is to be a party, and the incurrence of the obligations provided for herein and therein, are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party’s charter or bylaws, (ii) violate any law (including, without limitation, the Exchange Act), rule, regulation (including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except as otherwise provided for under this Agreement, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which is reasonably likely to have a Material Adverse Effect.
(d)No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for (i) the due execution, delivery, or performance by any Loan Party of this Agreement, the Notes or any other Loan Document to which it is or is to be a party, or (ii) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents as of the Effective Date, except for the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(d), all of which have been duly obtained, taken, given or made and are in full force and effect, and reports required to be filed with the SEC as described in Section 5.01(h)(x).
(e)This Agreement has been, and each of the Notes and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each of the Notes and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms except as the same may be limited by bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein and as may be limited by equitable principles generally.
(f)The Consolidated balance sheets of the Parent and its Subsidiaries as at December 31, 2025, and the related Consolidated statements of income and Consolidated statement of cash flows of the Parent and its Subsidiaries for the fiscal year then ended, duly certified by the chief financial officer of the Parent, copies of which have been furnished to each Lender, present fairly, in all material respects, the Consolidated financial condition of the Parent and its Subsidiaries as at such date and the Consolidated results of the operations of the Parent and its Subsidiaries for the period ended on such date, all in accordance with GAAP applied on a consistent basis.

(g)Since December 31, 2025, there has not occurred any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.
(h)No written information, exhibit or report furnished by any Loan Party to any Agent or any Lender in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein not misleading in light of the circumstances under which they were made.
(i)There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or, to the knowledge of the Loan Parties, after commercially reasonable diligence, any of its Subsidiaries pending or, to the knowledge of the Loan Parties, after commercially reasonable diligence, threatened before any court, governmental agency or arbitrator that (i) as of the Effective Date would be reasonably likely to have a Material Adverse Effect (other than the matters described on Schedule 4.01(i) hereto (the “Disclosed Litigation”)) and there has been no change or other development in the Disclosed Litigation which is reasonably likely to result in a Material Adverse Change, or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note or any other Loan Document or the consummation of the transactions contemplated hereby.
(j)Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (of the Borrower or of the Parent and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 5.02(a) or 5.02(c) or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(e) will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System). Neither the making of any Advance nor the use of proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.
(k)No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan or Multiemployer Plan that has resulted in or is reasonably expected to result in a Material Adverse Effect.
(l)No Plan is “at risk” as defined in Section 430(i)(4) of the Internal Revenue Code.
(m)Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur (i) any liability under Section 4064 or 4069 of ERISA or (ii) any Withdrawal Liability to any Multiemployer Plan that in either event has resulted or would be reasonably likely to result in a Material Adverse Effect.
(n)Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and, to the best knowledge of any Loan Party or any ERISA Affiliate, no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.
(o)Each Loan Party and each of its Subsidiaries has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, except (i) where failure to file such tax returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect or (ii) for such taxes that are being contested in good faith by appropriate proceedings for which adequate reserves have been provided in accordance with GAAP.
(p)Neither any Loan Party nor any of its Subsidiaries is an “investment company”, or a company “controlled by” an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended (except that for purposes of this sentence, the term “Subsidiary” shall not include any “investment company” a majority of which is owned by a Loan Party or one of its Affiliates as a result of the initial seed capital contributed by such Loan Party or such Affiliate to such “investment company” for its shares). Neither the making of any Advances nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.
(q)Each Subsidiary of the Parent engaged in advisory or management activities, if any, is duly registered as an investment adviser as and to the extent required under the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder. Each Subsidiary of the Parent engaged in the broker-dealer business, if any, is duly registered as a broker-dealer as and to the extent required under the Exchange Act, as amended, and the rules and regulations promulgated thereunder and, as and to the extent required is a member in good standing of the Financial Industry Regulatory Authority, Inc.
(r)[reserved].
(s)Each Loan Party (other than any Loan Party that is a Finance Subsidiary) is, together with its Subsidiaries, Solvent.
(t)Neither the Parent, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, or affiliate thereof, is an individual or entity that is currently a Sanctioned Person.
(u)The Parent and its Subsidiaries conduct their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Bribery Act 2016 of Bermuda and other similar anti-corruption legislation in other jurisdictions applicable to the Borrower and its Subsidiaries and the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions applicable to the Borrower and its Subsidiaries and the rules and regulations thereunder, and have instituted and maintain policies and procedures designed to promote and achieve compliance in all material respects with such laws.
(v)Neither the Borrower nor the Parent is an Affected Financial Institution for the purposes of Bail-In Legislation.
(w)As of the Effective Date, the information included in the Beneficial Ownership Certifications, if applicable, is true and correct in all respects.
(x)Neither the Borrower nor the Parent is a Covered Entity.
(y)Neither the Parent nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither Parent nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Parent or any of its Subsidiaries, as applicable, were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
ARTICLE V

COVENANTS OF THE BORROWER
Section 5.01Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, each of the Parent and the Borrower will:
(a)Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include (to the extent applicable), without limitation, compliance with the Investment Company Act of 1940, Investment Advisers Act of 1940, as amended, ERISA and Environmental Laws, except where the failure to do so would not, and would not be reasonably expected to, have a Material Adverse Effect.
(b)Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all taxes, assessments, claims and governmental charges or levies imposed upon it or upon its property, except to the extent that any failure to do so would not, and would not be reasonably expected to, have a Material Adverse Effect; provided, however, that neither the Parent nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, claim or charge that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.
(c)Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, rights (charter and statutory), permits, licenses, approvals, registrations, privileges and franchises and preserve and maintain the Parent’s and the Borrower’s legal names and the Borrower’s jurisdiction of formation; provided, however, the Parent and its Subsidiaries may consummate any merger, amalgamation or consolidation permitted under Section 5.02(b); and provided further that (i) no Subsidiary of the Parent other than the Borrower shall be required to maintain its existence, (ii) neither the Parent nor any of its Subsidiaries shall be required to preserve or maintain any legal structure, right, permit, license, approval, registration, privilege or franchise, unless, in any such case with respect to (i) or (ii) above, the failure to do so would, or would be reasonably expected to, (A) have a Material Adverse Effect or (B) release any Loan Party from its obligations under any Loan Document, and (iii) the Parent and/or the Borrower may change its legal name and the Borrower may change its jurisdiction of formation (so long as, subject to Section 8.11, no Lender is prohibited by applicable law to extend credit to a Person formed in such new jurisdiction) after having given 10 days prior written notice to the Administrative Agent and the Lenders and promptly delivering, upon effecting such name or jurisdiction change, evidence from the applicable Governmental Authority of such name or jurisdiction change.
(d)Visitation Rights. At any reasonable time and from time to time, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Parent and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Parent and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants, all of which shall be at the expense of the Borrower upon and during the continuance of an Event of Default.
(e)Keeping of Books. Keep, and cause each of its Significant Subsidiaries to keep, proper books of record and account, in which full and correct entries in all material respects shall be made of all financial transactions and the assets and business of the Parent and each such Significant Subsidiary in accordance with GAAP or other accounting principles applicable to such Person in effect from time to time.
(f)[Intentionally Omitted].
(g)Use of Proceeds. Use the proceeds of the Advances solely as provided in Section 2.17 and otherwise in accordance with the terms hereof.
(h)Reporting Requirements. Furnish to the Administrative Agent and the Lenders:
(i)as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Parent, a copy of the Form 10-Q filed with the Securities and Exchange Commission for such quarter for the Parent and its Subsidiaries, containing a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such quarter and a Consolidated statement of income and Consolidated cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer or the treasurer of the Parent as having been prepared in accordance with GAAP and a

Compliance Certificate of the chief financial officer or the treasurer of the Parent as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Sections 5.03(a) and (b);
(ii)as soon as available and in any event within 90 days after the end of each fiscal year of the Parent, a copy of the Form 10-K filed with the Securities and Exchange Commission for such year for the Parent and its Subsidiaries, containing a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such fiscal year and a Consolidated statement of income and Consolidated cash flows of the Parent and its Subsidiaries for such fiscal year, in each case accompanied by (i) a report and opinion as to such Consolidated financial statements by PricewaterhouseCoopers LLP or other independent public accountants approved by the audit committee of the Parent’s board of directors and, if other than Deloitte & Touche LLP, KPMG LLP, or Ernst & Young LLP, reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with applicable audit standards, and which report and opinion shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and (ii) a Compliance Certificate of the chief financial officer or the treasurer of the Parent as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Sections 5.03(a) and (b);
(iii)as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer or the treasurer of the Parent setting forth details of such Default and the action that the Parent has taken and proposes to take with respect thereto;
(iv)promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Parent or any of its Subsidiaries of the type described in Section 4.01(i);
(v)(A) promptly and in any event within 20 days after any Loan Party or any ERISA Affiliate knows or has reason to know that (1) any ERISA Event has occurred which could result in a material liability of any Loan Party or any ERISA Affiliate, or (2) any Loan Party or any ERISA Affiliate has incurred or is reasonably expected to incur a material liability under Section 4064 or 4069 of ERISA, a statement of a director of the Borrower describing such ERISA Event and the circumstances giving rise to, and the amount of such liability and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) within two Business Days of the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information;
(vi)promptly and in any event within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or Multiemployer Plan or to have a trustee appointed to administer any Plan or Multiemployer Plan;
(vii)promptly upon request from the Administrative Agent or any Lender, copies of each Schedule SB (Single Employer Defined Benefit Plan Actuarial Information) to the annual report (Form 5500 Series) required to be filed with respect to each Plan whose funding target attainment percentage (as defined in Section 430(d) of the Internal Revenue Code) is less than 100%;
(viii)promptly and in any event within 20 days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition on any Loan Party or any ERISA Affiliate of Withdrawal Liability in a material amount by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by any Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B);

(ix)[Intentionally Omitted];
(x)promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(xi)promptly, notice of any announcement by any Rating Agency of any change in a Debt Rating or outlook; and
(xii)such other information respecting the Parent or any of its Subsidiaries as the Administrative Agent or any Lender acting through the Administrative Agent may from time to time reasonably request to the extent the Parent and its Subsidiaries are not subject to any confidentiality obligations restricting the disclosure of such information (so long as such confidentiality obligation was not entered into for purposes of avoiding disclosure hereunder).
Documents required to be delivered pursuant to Section 5.01(h)(i) or (ii) may be delivered electronically by e-mailing such information to an e-mail address of the Administrative Agent as specified to the Borrower by the Administrative Agent from time to time. The Administrative Agent shall promptly post such documents on the Borrower’s behalf onto the Platform. Such information shall be deemed to have been delivered to the Lenders on the date such documents are posted to the Platform. In addition, such documents may be delivered by posting the documents on the Parent’s website on the Internet, and if so delivered, shall be deemed to have been delivered on the date on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 8.02; provided that the Parent shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and, if requested by the Administrative Agent, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide copies of the Compliance Certificate required by Section 5.01(h)(i) and (ii) to the Administrative Agent by facsimile or electronic mail. Except for such Compliance Certificate, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Parent and the Borrower hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders information provided by or on behalf of the Parent and/or the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). Each of the Parent and the Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Parent and the Borrower shall be deemed to have authorized the Administrative Agent, each Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Parent and the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 8.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the

Administrative Agent and each Arranger shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
(i)Conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Bribery Act 2016 of Bermuda and other similar anti-corruption legislation in other jurisdictions applicable to it and the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions applicable to it and the rules and regulations thereunder, and maintain policies and procedures designed to promote and achieve compliance in all material respects with such laws.
Section 5.02Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, neither the Parent nor the Borrower will at any time:
(a)Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, excluding, however, from the operation of the foregoing restrictions the following:
(i)Permitted Liens;
(ii)Liens granted pursuant to any Loan Document;
(iii)Liens on deposit accounts of the Parent and its Subsidiaries in respect of their cash pooling operations;
(iv)purchase money Liens upon or in real property or equipment acquired or held by the Parent or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of any such property or equipment, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property); provided, however, that no such Lien shall extend to or cover any properties of any character other than the property or equipment being acquired;
(v)Liens on property of a Person existing at the time such Person is merged into, amalgamated or consolidated with the Parent or any Subsidiary of the Parent or becomes a Subsidiary of the Parent; provided that such Liens were not created in contemplation of such merger, consolidation, amalgamation or investment and do not extend to any assets other than those of the Person merged into, amalgamated or consolidated with the Parent or such Subsidiary or acquired by the Parent or such Subsidiary;
(vi)Liens arising pursuant to one or more securitization programs permitted pursuant to Section 5.02(c)(ii);
(vii)[Intentionally Omitted];
(viii)Liens existing as of the Effective Date as described on Schedule 5.02(a);
(ix)Liens which are floating charges under English law in the form of an “industry standard” granted by Invesco Pensions Limited (formerly known as Invesco Perpetual Life Limited) (company number: 03507379) (“IPLL”) on its revolving business assets (without attaching to any particular asset until the floating charge crystallises on insolvency events which will result in steps being taken to make payment of a dividend to creditors or where the reinsurance creditor reasonably considers this may happen) to reinsurance creditors to support the obligations of IPLL thereto under reinsurance contracts and limited in the amount secured to the amount which would have been recoverable had the secured amount been an unsecured debt owed to a direct policy holder of IPLL;
(x)Liens to secure Subsidiary Non-Recourse Debt, provided that no such Lien shall extend to or cover any properties or assets other than the property or assets being acquired with such Subsidiary Non-Recourse Debt and proceeds thereof;
(xi)Liens on assets sold and leased back pursuant to sale and leaseback transactions permitted by Section 5.02(c)(vi);
(xii)Liens securing Permitted Unit Investment Trust Debt;
(xiii)Liens consisting of statutory, common law or contractual setoff rights provided by the Parent and its Subsidiaries in the ordinary course of business;
(xiv)Liens not otherwise permitted by this Section 5.02(a) on assets of the Parent and its Subsidiaries securing Debt or other obligations in an aggregate principal amount not to exceed, when combined with the aggregate principal amount of Adjusted Debt incurred under Section 5.02(g) and outstanding at the time of determination, the greater of (A) $600,000,000 and (B) thirty percent (30%) of EBITDA for the four consecutive fiscal quarters ended on or immediately prior to such time; and
(xv)cash deposits and/or securities securing obligations in respect of Hedge Agreements entered into for the purpose of asset or liability management.
(b)Mergers, Etc. Merge into, amalgamate or consolidate with any Person or permit any Person to merge, amalgamate or consolidate into it, or permit any of its Subsidiaries to do so, except that:
(i)Parent or any Subsidiary of the Parent may merge, amalgamate or consolidate with any other Subsidiary (including any Excluded Subsidiary) of the Parent, provided that if the Parent or the Borrower merge, amalgamate or consolidate with any such Subsidiary, the Parent or the Borrower, as applicable, shall be the surviving entity; and
(ii)Parent or any Subsidiary of the Parent may merge, amalgamate or consolidate with any other Person, provided that such merger, amalgamation or consolidation does not result in the loss by the Parent in any fiscal year of business operations or assets which, when aggregated with all other such mergers, amalgamations and/or consolidations and all dispositions of assets permitted by Section 5.02(c)(iii) (taking into account the proviso in such Section 5.02(c)(iii)) for such fiscal year, generated more than twenty percent (20%) of the Consolidated operating income of the Parent during the immediately preceding fiscal year of the Parent;
provided, however, that in each case, immediately after giving effect thereto, (A) no event shall occur and be continuing that constitutes a Default, (B) if the Borrower is party to such merger or consolidation, then the Borrower is the surviving corporation or company, as the case may be; and (C) in the case of any merger or amalgamation to which the Parent is a party, then the Parent is the surviving company; and provided further, that in each case, the representations and warranties contained in Section 4.01(a) with respect to the Borrower shall at all times be true and correct in all respects (except with respect to the good standing of the Borrower, which shall be true and correct in all material respects).
(c)Sales, Etc. of Assets. Sell, lease (as lessor), transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease (as lessor), transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except:
(i)in a transaction authorized by subsection (b) of this Section;

(ii)the sale or other disposition to a third-party investor by the Parent or any of its Subsidiaries of its rights to receive distribution fees and contingent deferred sales charges pursuant to a securitization program;
(iii)the Parent and its Subsidiaries may, during any fiscal year of the Parent (the “Test Year”), sell, lease, transfer or otherwise dispose of assets (including equity securities owned by such Persons) which, when aggregated with all other such dispositions and all mergers, amalgamations and/or consolidations permitted by Section 5.02(b)(ii) (where such merger, amalgamation and/or consolidation resulted in the loss by the Parent or a Subsidiary, as applicable, of business operations or assets) for such Test Year, generated up to, but not exceeding, twenty percent (20%) of the Consolidated operating income of the Parent during the immediately preceding fiscal year of the Parent; provided, that any determination of compliance with this clause (iii) shall take into account contributions to Consolidated operating income as measured on a pro forma basis for such immediately preceding fiscal year resulting from any acquisition by the Parent or its Subsidiaries of operating assets (or acquisition of equity securities of any Person holding such assets) that occurred during such Test Year or that is anticipated to occur within the twelve (12) month period immediately following the date on which the Parent or its Subsidiary, as applicable, shall have entered into a definitive agreement for such acquisition if such definitive agreement is entered into during such Test Year;
(iv)the Parent and any Subsidiary of the Parent may sell, lease, transfer or otherwise dispose of any or all of its assets to the Parent or any other Subsidiary (including any Excluded Subsidiary) of the Parent, except that neither the Parent nor the Borrower shall be permitted to sell, lease, transfer or otherwise dispose of its assets to any Excluded Subsidiary under this clause (iv);
(v)sales or other dispositions of obsolete equipment and furniture;
(vi)sales of assets pursuant to sale and leaseback transactions; and
(vii)the sale, transfer or other disposition of cash, cash equivalents and securities in the ordinary course of business.
(d)Change in Nature of Business. Make, or permit any of its Significant Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof; provided, however, that nothing contained herein shall restrict or limit such Persons from engaging in any business (including by way of investment or acquisition) that is reasonably related, complementary or ancillary to the businesses of the Parent and its Subsidiaries carried on as of the date hereof.
(e)Accounting Changes. Make or permit, or permit any of its Significant Subsidiaries to make or permit, any material change in accounting policies or reporting practices, except (i) as required by Securities Laws, the SEC or GAAP applicable to the Parent or such Significant Subsidiary, (ii) with respect to any Significant Subsidiary, to adopt GAAP, or (iii) any change by a Significant Subsidiary to International Financial Reporting Standards or other primarily generally accepted accounting principles in the relevant jurisdiction as may be required by applicable regulatory authorities.
(f)[Intentionally Omitted].
(g)Subsidiary Debt. Permit its Subsidiaries, other than (1) the Borrower and (2) any Finance Subsidiary (subject to the last sentence of this subsection (g)), collectively to create or incur Adjusted Debt attributable to such Subsidiaries if immediately after giving effect to such creation or incurrence, the aggregate principal amount of Adjusted Debt attributable to such Subsidiaries, when combined with the aggregate principal amount of Debt of the Parent and its Subsidiaries secured by any Lien incurred pursuant to Section 5.02(a)(xiv), would exceed the greater of (A) $600,000,000 and (B) thirty percent (30%) of EBITDA for the four consecutive fiscal quarters ended on or immediately prior to the time of determination; provided, however, that the foregoing restriction shall not apply to any (i) Adjusted Debt attributable to a Subsidiary (including any Person that will be or become a Subsidiary) of the Parent (including any refinancings, amendments or extensions of such Adjusted Debt that do not increase, or provide for the increase of, the aggregate principal amount of such Adjusted Debt) that is assumed in connection with (but not established in contemplation of) (A) a transaction that is permitted pursuant to Section 5.02(b) or (B) the purchase or acquisition of all of the capital stock or shares of, or all or substantially all of the assets of, another Person, (ii) Subsidiary Non-Recourse Debt, (iii) letters of credit entered into pursuant to and in accordance with regulatory requirements in the ordinary course of such Subsidiary’s unit investment trust business, (iv) Permitted Unit Investment Trust Debt to the extent that (A) any such Debt is not outstanding for longer than 5 consecutive Business Days, and (B) so long as such Debt is outstanding, it is supported by readily marketable securities that are in an amount sufficient to repay such Debt and accrued interest thereon and fees associated therewith and that are held in trust or otherwise set aside for the repayment of such Permitted Unit Investment Trust Debt, or if there is an insufficiency in such amount, the amount of such insufficiency shall be otherwise permitted under this Section 5.02(g), (v) guarantee by a Subsidiary of any Debt qualifying under clauses (i) through (iv) of this Section 5.02(g) and (vi) Debt incurred by Invesco Finance PLC and guaranteed by the Parent under the Revolving Credit Facility. For the avoidance of doubt, “Adjusted Debt” shall exclude (x) Debt of any Subsidiary owing to the Parent or any other Subsidiary and (y) Debt of the Parent owing to any Subsidiary. With respect to any Non-Loan Party Finco, such Non-Loan Party Finco shall only be excluded from the foregoing restrictions so long as such Non-Loan Party Finco remains a Finance Subsidiary; provided that, in the event a Non-Loan Party Finco shall make any loan or other advance (a “Finco Loan”) to any Subsidiary of the Parent that is not a Loan Party (such Subsidiary, a “Finco Loan Recipient”), such Finco Loan shall be subject to an intercreditor agreement among all Finco Loan Recipients effectively providing for pari passu treatment with respect to the Obligations and the Debt of each Non-Loan Party Finco, such intercreditor agreement to be in form and substance reasonably satisfactory to the Administrative Agent. So long as doing so would not result in a Non-Loan Party Finco ceasing to be or qualify as a Finance Subsidiary, each Non-Loan Party Finco that makes a Finco Loan to a Finco Loan Recipient shall provide an acknowledgment and consent to such intercreditor agreement (and in the event such acknowledgment and consent would result in a Non-Loan Party Finco ceasing to be or qualify as a Finance Subsidiary, the Parent shall instead provide an acknowledgment and consent to such intercreditor agreement for itself and on behalf of its Subsidiaries).
(h)Sanctions. Directly or, to its knowledge, indirectly, use the proceeds of any extension of credit hereunder, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity that, at the time of such funding, is a Sanctioned Person.
(i)Anti-Corruption Laws. Directly or, to its knowledge, indirectly use the proceeds of any extension of credit hereunder for any purpose which would violate the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Bribery Act 2016 of Bermuda or other similar anti-corruption legislation in other jurisdictions applicable to it or the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions applicable to it or the rules and regulations thereunder.
(j)Outbound Investments. The Parent will not, and will not permit any of its Subsidiaries to, (i) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (ii) engage, directly or indirectly, in (A) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (B) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Parent or any of its Subsidiaries, as applicable, were a U.S. Person or (C) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
Section 5.03Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Parent will:
(a)Debt/EBITDA Ratio. Maintain at the end of each fiscal quarter of the Parent a Debt/EBITDA Ratio not greater than 3.25 to 1.00. Notwithstanding the foregoing, if an acquisition involving aggregate consideration in excess of $500,000,000 occurs during a fiscal quarter, the Borrower may, at its election, in connection with such acquisition and by delivering written notice to the Administrative Agent within 30 days following the closing of such acquisition (such notice, a “Debt/EBITDA Ratio Increase Election”) increase the required Debt/EBITDA Ratio pursuant to this Section to 3.75 to 1.00, which increase shall be applicable for the fiscal quarter in which such acquisition is consummated and the three (3) consecutive fiscal quarters thereafter (the period during which any such increase in the Debt/EBITDA Ratio shall be in effect being called a “Debt/EBITDA Ratio Increase Period”); provided that (a) there shall be no more than two Debt/EBITDA Ratio Increase Elections during the term of this Agreement and (b) prior to the delivery of the second Debt/EBITDA Ratio Increase Election, either (x) the maximum permitted Debt/EBITDA Ratio must return to 3.25 to 1.00 for at least two consecutive fiscal quarter ends after the expiration of the first Debt/EBITDA Ratio Increase Period or (y) the actual Debt/EBITDA Ratio shall not exceed 2.75 to 1.00 for at least two consecutive fiscal quarter ends after the commencement of a Debt/EBITDA Ratio Increase Period.
(b)Coverage Ratio. Maintain at the end of each fiscal quarter of the Parent a ratio of EBITDA for the four consecutive fiscal quarters of the Parent ended on or immediately prior to the date of determination to interest expense attributable to, and amortization of debt discount in respect of, Adjusted Debt (excluding from Adjusted Debt for purposes of this Section 5.03(b) (i) Subsidiary Non-Recourse Debt and (ii) so long as the Parent and its Subsidiaries own 100% of the Office Equipment Sale and Leaseback Bonds, liabilities with respect to the Office Equipment Sale and Leaseback Lease, in each case to the extent otherwise included in Adjusted Debt) for such period, of not less than 4.00 to 1.00.
ARTICLE VI

EVENTS OF DEFAULT
Section 6.01Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(a)The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or
(b)Any representation or warranty made by any Loan Party under any Loan Document or by the Parent or the Borrower (or any of their respective officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or
(c)(i) The Parent or the Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(c), (d) or (h), 5.02 or 5.03, or (ii) the Parent or the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
(d)(i) The Parent or any of its Default Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $150,000,000 (or the equivalent thereof in any other currencies) in the aggregate (but excluding Debt outstanding hereunder and Debt under Hedge Agreements) of the Parent or such Default Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt (excluding, for the avoidance of doubt, Debt under Hedge Agreements) and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt (excluding, for the avoidance of doubt, Debt under Hedge Agreements) shall be declared to be due and payable, or required to be prepaid or redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt (excluding, for the avoidance of doubt, Debt under Hedge Agreements) shall be required to be made, in each case prior to the stated maturity thereof or (ii) there occurs, under any Hedge Agreement to which the Parent or any of its Default Subsidiaries is a party, an Early Termination Date (as defined in such Hedge Agreement) resulting from (A) any event of default under such Hedge Agreement as to which the Parent or such Default Subsidiary is the Defaulting Party (as defined in such Hedge Agreement) or (B) any Termination Event (as defined in such Hedge Agreement) under such Hedge Agreement as to which the Parent or such Default Subsidiary is an Affected Party (as defined in such Hedge Agreement) and, in either event, the Hedge Termination Value owed by the Parent or such Default Subsidiary as a result thereof is greater than $150,000,000 and such Hedge Termination Value remains unpaid beyond the applicable grace period, if any, specified in such Hedge Agreement; provided, that, if any such event of default or Termination Event is rescinded or waived under such Hedge Agreement, the resulting Event of Default under this clause (ii) shall be deemed to be waived and shall no longer exist; or
(e)The Parent or any of its Default Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Parent or any of its Default Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 45 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Parent or any of its Default Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
(f)Any judgment or order for the payment of money in excess of $150,000,000 (or the equivalent thereof in any other currencies) shall be rendered against the Parent or any of its Default Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order in excess of $150,000,000 (or the equivalent thereof in any other currencies) is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such excess amount; or
(g)Any non-monetary judgment or order shall be rendered against the Parent or any of its Subsidiaries that could be reasonably expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(h)(i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act), directly or indirectly, of Voting Stock of the Parent (or other securities convertible into such Voting Stock) representing 33% or more of the combined voting power of all Voting Stock of the Parent; or (ii) during the period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved (including approval solely for purposes of satisfying this provision) by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved (including approval solely for purposes of satisfying this provision) by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or
(i)(I) An ERISA Event occurs with respect to a Plan or Multiemployer Plan which has resulted or would result in liability of any Loan Party under Title IV of ERISA to the Plan, Multiemployer

Plan or the PBGC, or (II) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA to a Multiemployer Plan, in each case of clauses (I) or (II), which has, singly or in the aggregate, resulted in a Material Adverse Effect; or
(j)Any Governmental Authority or regulatory body shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which prohibits, enjoins or otherwise restricts the Parent or any of its Subsidiaries in a manner that has a Material Adverse Effect; or
(k)Any material provision of the Guaranty shall for any reason cease to be valid and binding on the Parent (other than by termination of the Guaranty) or the Parent shall so state in writing, but in either case, only if such event could reasonably be expected to have a Material Adverse Effect;
then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances and the Notes, all interest thereon and all other amounts payable under this Agreement and the Notes to be forthwith due and payable and pursue all rights under any Guaranty, whereupon the Advances and the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Parent or any Default Subsidiary under the bankruptcy code of the United States, or any other liquidation, conservatorship, bankruptcy, reorganization or other similar debtor relief laws of the United States or Bermuda, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Notes, the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower, in each case without further act of the Administrative Agent or any Lender.
Section 6.02Application of Funds. After the exercise of remedies provided for in Section 6.01 (or after the Notes have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to the provisions of Section 8.16, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article II) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article II), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on any of the Advances, payable to the Lenders, ratably among them in proportion to the respective amounts described in this clause Third held by them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal on any of the Advances, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.
ARTICLE VII

ADMINISTRATIVE AGENT
Section 7.01Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 7.02Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 7.03Exculpatory Provisions. The Administrative Agent or any Arranger, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or the Arrangers, as applicable:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law;
(c)shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, any Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;
(d)shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 6.01 and 8.01) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment, provided, such limitation of liability of the Administrative Agent shall not prohibit or limit any cause of action the Borrower may otherwise have against any Lender. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender; and
(e)shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 7.04Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. The Administrative Agent may consult with legal counsel (who may be counsel for the Parent or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.
Section 7.05Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 7.06Resignation of Administrative Agent.
(a)The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, which appointment shall, provided that no Event of Default exists, be subject to the Borrower’s approval (not to be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, which appointment shall, provided that no Event of Default of the type described in clauses (a) or (e) of Section 6.01 exists, be subject to the Borrower’s approval (not to be unreasonably withheld or delayed), provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Borrower and/or the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and appoint a successor, which appointment shall, provided that no Event of Default exists, be subject to the Borrower’s approval (not to be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.15(k) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
Section 7.07Non-Reliance on Administrative Agent, the Arrangers and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender as to any matter, including whether the Administrative Agent or the Arrangers have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent and the Arrangers that it has, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this

Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
Section 7.08No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, Bookrunners or Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender.
Section 7.09Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel, and all other amounts, due the Lenders and the Administrative Agent under Sections 2.05 and 8.04) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 8.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting any amount owing by a Loan Party to a Lender or the Administrative Agent or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 7.10Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, any Arranger nor any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 7.11Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender (the “Credit Party”), whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.
ARTICLE VIII

MISCELLANEOUS
Section 8.01Amendments, Etc. Subject to Section 2.09, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)waive any condition set forth in Section 3.01 without the written consent of each Lender;
(b)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated), increase any Lender’s pro rata share requirement to fund any Advance (other than as set forth in Section 8.16), or require any Lender to make Advances in any currency other than Dollars, in each case, without the written consent of such Lender;
(c)postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(d)reduce the principal of, or the rate of interest specified herein on, any Advance or (subject to clause (ii) of the last proviso to this Section 8.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend Section 2.08(b);
(e)without the prior written consent of each Lender directly affected thereby, (i) modify Section 2.16 or Section 6.02 or any other provision hereof in a manner that would have the effect of altering the ratable reduction of Commitments or the pro rata sharing of payments otherwise required hereunder or the order of application required thereby, or (ii) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Debt or other obligation;
(f)change any provision of this Section or the definition of “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or
(g)except in connection with permitted mergers, amalgamations and/or consolidations under Section 5.02(b), permitted asset sales under Section 5.02(c) and other transactions permitted hereunder, release the Parent from the Guaranty without the written consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) no Fee Letter may be amended, or rights or privileges thereunder waived, except in a writing executed only by the parties thereto.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders may be effected with the consent of all Lenders other than Defaulting Lenders), except that (i) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (ii) any waiver, amendment or other modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 8.02Notices; Effectiveness; Electronic Communication.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to the Borrower, the Parent or the Administrative Agent, to the address, telecopier number, electronic mail address(es) or telephone number specified for such Person on Schedule 8.02; and
(ii)if to any other Lender, to the address, telecopier number, electronic mail address(es) or telephone number specified for such Lender’s Lending Office on Schedule I.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)Electronic Communications. Notices and other communications to the Lenders hereunder, except for any notice of service of process under Section 8.12 or otherwise which shall be given in writing only as provided by applicable law, may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM

THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Parent, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Parent’s, the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)Change of Address, Etc. Each of the Borrower, the Parent and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Parent and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(e)Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Advance Notices) that the Administrative Agent or such Lender reasonably believes has been given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice that the Administrative Agent, such Lender or such Related Party reasonably believes has been given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
Section 8.03No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VI for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 8.05 (subject to the terms of Section 2.16), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any debtor relief law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VI and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.16, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 8.04Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); and (ii) all out of pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Advances made or the Notes, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Notes.
(b)Indemnification by the Borrower. The Borrower agrees to indemnify and hold harmless the Administrative Agent (and each sub-agent thereof) and each Lender, each of their respective Affiliates, and each Related Party of any of the foregoing Persons (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees, charges, disbursements and expenses of counsel for any Indemnified Party) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Notes, this Agreement, any other Loan Document, any of the transactions contemplated herein or therein, the actual or proposed use of the proceeds of the Advances, or, in the case of the Administrative Agent (and any such sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents except to the extent such claim, damage, loss, liability or expense resulted from (i) such Indemnified Party’s gross negligence or willful misconduct, (ii) the material breach of such Indemnified Party’s obligations hereunder or under any other Loan Document, in the case of clauses (i) and (ii) as finally determined in a nonappealable judgment by a court of competent jurisdiction, or (iii) any claim, damage, loss, liability or expense to the extent resulting from the claim of any Indemnified Party solely against one or more other Indemnified Parties (and not by one or more Indemnified Parties against the Administrative Agent or any Arranger in such capacity) that has not resulted from the action, inaction, participation or contribution of the Borrower or any of its Subsidiaries or any of their respective affiliates, officers, directors, employees, agents, advisors or other representatives. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower or any other Loan Party, its respective directors, shareholders or creditors or an Indemnified Party or any other Person and regardless of whether any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. This Section 8.04(b) shall not apply with respect to Taxes other than any Taxes that represent claims, damages, losses, liabilities, expenses, etc. arising from any non-Tax claim.

(c)Other Costs. If any payment of principal of, or Conversion of, any Term SOFR Advance is made (i) by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.09, 2.11 or 2.13, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or (ii) by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.06 as a result of a demand by the Borrower pursuant to Section 8.11, or (iii) as part of a re-allocation of the Commitments of the Lenders as a result of an increase in Commitments pursuant to Section 2.19, then the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance, less the return such Lender reasonably expects to receive on its redeployment of funds.
(d)Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought and without regard to the last sentence in the definition of Pro Rata Share Percentage) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent). The obligations of the Lenders under this subsection (d) are subject to the provisions of Section 2.02(e).
(e)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law and without in any way limiting the indemnification obligations set forth above, no party hereto shall assert, and each hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof. No Indemnified Party referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except as a result of such Indemnified Party’s gross negligence or willful misconduct.
(f)Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.
(g)Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section and Sections 2.12 and 2.15 herein shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Total Commitment and the repayment, satisfaction or discharge of all the other Obligations.
Section 8.05Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, each Lender and each of such Lender’s Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement, any other Loan Document or such Note and although such obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 8.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.
Section 8.06Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (except by operation of law or to the extent permitted hereunder) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, and (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Advances at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 and increments of $1,000,000 in excess thereof unless each of the Administrative Agent and, so long as no Event of Default of the type described in clauses (a) or (e) of Section 6.01 has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and in addition:

(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default of the type described in clauses (a) or (e) of Section 6.01 has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and
(B)(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire and the Administrative Agent shall further deliver such administrative questionnaire to the Borrower.
(v)No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower, the Parent or any of the Borrower’s or Parent’s Affiliates or Subsidiaries, or (B) any Defaulting Lender or any of its Subsidiaries, or any Person which, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) a natural person.
(vi)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment by such Lender shall be effective unless and until, in addition to the other conditions thereto set forth herein, the applicable assignor or assignee shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Advances in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(vii)Limitation of Borrower Liability. If a Lender changes its applicable Lending Office and, as a result of circumstances existing at the date the change occurs, the Borrower, or any other Loan Party, would be obliged to make a payment to such Lender acting through its new applicable Lending Office under Section 2.15, then such Lender acting through its new applicable Lending Office is only entitled to receive payment under such Section to the same extent as the Lender acting through its previous applicable Lending Office, would have been if the change had not occurred.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement with respect to the interest assigned and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement in addition to any rights and obligations it may theretofore have as a

Lender, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.15, and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register the designation, and revocation of designation, of any Lender as a Defaulting Lender of which it has received notice. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations.
(i)Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person, a Defaulting Lender, the Parent, the Borrower or any of the Parent’s or the Borrower’s respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.04(d) without regard to the existence of any participation.
(ii)Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 8.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.15 and 8.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender.
(iii)Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15 as though it were a Lender.
(f)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 8.07Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, in which case, such Person shall, to the extent reasonably practicable and not prohibited by law, inform the Borrower promptly in advance thereof, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.19(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction or any credit insurance provider, in each case, relating to the Borrower and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or any other Subsidiary of the Parent or the credit facility provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facility provided hereunder, (h) subject to an agreement containing provisions substantially the same as those of this Section, to third-party service providers of the Lenders in connection with the credit facility provided hereunder, (i) with the consent of the Parent or the Borrower or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section actually known to or caused by the disclosing party or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Parent or the Borrower.
For purposes of this Section, “Information” means all information received from the Parent, the Borrower or any other Subsidiary of the Parent relating to the Parent, the Borrower or any such Subsidiary or any of their respective businesses, other than any such information that is available to the

Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Parent, the Borrower or any such Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Parent, the Borrower or a Subsidiary of either thereof, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws with respect to Lenders subject to such laws and only to the extent such laws are applicable to such Lender.
For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory or self-regulatory authority without any notification to any person.
Section 8.08Governing Law. THIS AGREEMENT AND THE NOTES AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.
Section 8.09Integration; Effectiveness. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
Section 8.10Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, any Advance, and shall continue in full force and effect as long as any Advance or any other Obligation hereunder shall remain unpaid or unsatisfied.
Section 8.11Replacement of Lenders; Mitigation Obligations. (i) If any Lender requests compensation under Section 2.12, (ii) if the Borrower is required to pay any Indemnifiable Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, (iii) if any Lender is, or within fifteen (15) Business Days of such assignment or delegation was, a Defaulting Lender, (iv) if any Lender is unable to make Term SOFR Advances pursuant to Section 2.13, (v) if any Lender is prohibited by applicable law from extending credit to a new jurisdiction of formation of the Borrower pursuant to Section 5.01(c)(iii), or (vi) if any Lender shall fail to provide any consent, or consent to any waiver or amendment, agreed to by the Required Lenders then the Borrower may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.12 and 2.15) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)the Borrower shall have paid (or cause to be paid) to the Administrative Agent the assignment fee specified in Section 8.06(b);
(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.04(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter;
(d)in the case of any such assignment resulting from a Lender’s being prohibited by applicable law from extending credit to a new jurisdiction of formation of the Borrower, such assignment will result in a Lender that can extend credit to the Borrower in such new jurisdiction;
(e)such assignment does not conflict with applicable laws;
(f)no Event of Default of the type described in clauses (a) or (e) of Section 6.01 shall have occurred and be continuing;
(g)such parties to the assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption and the assignee shall deliver to the Administrative Agent an administrative questionnaire; and
(h)    in the case of an assignment resulting from the event described in clause (vi) above of this Section 8.11, the applicable Eligible Assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
For the avoidance of doubt, each party hereto agrees that (x) an assignment required pursuant to this Section 8.11 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further that any such documents shall be without recourse to or warranty by the parties thereto.
Furthermore, if any Lender requests compensation under Section 2.12, or requires the Borrower to pay any Indemnifiable Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall (at the request of the Borrower) use reasonable efforts to, as applicable, designate a different lending or issuing office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.15, as the case may be, in the future, and (B) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
Section 8.12Jurisdiction, Etc.
(a)Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Parent hereby agrees that service of process in any such action or proceeding brought in any such New York State court or in such federal court may be made upon the Parent c/o Invesco Finance, Inc. at its offices at 1331 Spring Street NW, Suite 2500, Atlanta, Georgia 30309, Attention: General Counsel (the “Process Agent”), and hereby further agrees that the failure of the Process Agent to give any notice of any such service to the Parent shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.
(b)Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)To the extent that either the Parent or the Borrower has or hereafter may acquire any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each of the Parent and the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Loan Documents.
Section 8.13[Reserved].
Section 8.14Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 8.15USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the Parent that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the

Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.
Section 8.16Defaulting Lenders.
(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender as provided in Section 8.16(b), to the extent permitted by applicable law:
(i)Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 8.01 and in the definition of “Required Lenders”.
(ii)Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 8.05), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Advances were made at a time when the conditions set forth in Section 3.01 were satisfied or waived, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(b)Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share Percentage, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

The Administrative Agent will promptly notify the Borrower at the time the Administrative Agent determines or is otherwise informed of the existence of a Defaulting Lender.
Section 8.17No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the Arrangers are arm’s-length commercial transactions between the Parent, the Borrower and their respective Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, (B) each of the Parent and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Parent and the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Lenders and each Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any of the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender or Arranger has any obligation to any of the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Lender and each Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Lender or Arranger has any obligation to disclose any of such interests to any of the Loan Parties or any of their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent or any Lender or any Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 8.18Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Advances or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
Section 8.19Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 8.19, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by the bankruptcy code of the United States or any comparable bankruptcy, insolvency, receivership, reorganization or other debtor relief laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 8.20Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrower, the Parent and each of the Administrative Agent and the Lenders agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.   Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower, the Parent and/or any Lender without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.  For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
The Borrower, the Parent and each Lender hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any ancillary document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such ancillary document, and (ii) any claim against the Administrative Agent, each Lender and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 8.21Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Section 8.22Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 8.22, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or other representatives thereunto duly authorized, as of the date first above written.
BORROWER:

INVESCO FINANCE, INC.

By:	/s/ L. Allison Dukes
	Name:	L. Allison Dukes
	Title:	Chief Executive Officer, President and Director

PARENT:

INVESCO LTD.

By:	/s/ L. Allison Dukes
	Name:	L. Allison Dukes
	Title:	Senior Managing Director and Chief Financial Officer

Invesco Finance, Inc.
Term Loan Credit Agreement
Signature Page

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Denis Jones
	Name:	Denis Jones
	Title:	Vice President

Invesco Finance, Inc.
Term Loan Credit Agreement
Signature Page

LENDERS:

BANK OF AMERICA, N.A., as a lender

By:	/s/ Bryan Aphayrath
	Name:	Bryan Aphayrath
	Title:	Vice President

Invesco Finance, Inc.
Term Loan Credit Agreement
Signature Page

CITIBANK, N.A., as a Lender

By:	/s/ Maureen Maroney
	Name:	Maureen Maroney
	Title:	Vice President

Invesco Finance, Inc.
Term Loan Credit Agreement
Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Sarah Bimberg
	Name:	Sarah Bimberg
	Title:	Vice President

Invesco Finance, Inc.
Term Loan Credit Agreement
Signature Page